EXHIBIT 99.1

1606 Corp. Recaps Massive Response to IR Chat from Planet Microcap Show

Seattle, WA - April 30, 2024 - 1606 Corp. (OTC Pink: CBDW) (the “Company,” “1606,” or “CBDW”), a leader in the Ai chatbot industry, is thrilled to announce its successful participation in the recently concluded Planet MicroCap Showcase. Held from April 30th-May 2nd in Las Vegas, the event brought together some of the best companies in the industry. This allowed the Company to showcase its new chatbot to a variety of companies that expressed their excitement for the new product, “IR Chat,” which can be found at cbdw.ai.

Event Highlights and 1606 Corp.’s Engagement

We believe the Planet MicroCap Showcase was a resounding success for 1606 Corp. The Company was able to successfully launch its new Chatbot, “IR Chat,” a bot made specifically for public companies. 1606 Corp. was able to connect with a multitude of independent sales organizations (“ISO’s”) and public companies and are in productive talks to bring them the new “IR Chat” technology. These companies that 1606 plans to use as ISO’s are leaders in the following categories

IR Companies: 1606 Corp. had many high level discussions with some of the largest IR companies to resell our chatbot. They expressed their excitement for using the chatbot as an add on to its offerings to public companies.

Web Developers:  We believe that adding the IR bot to any website is a huge benefit to a company and its investors. The ability for web developers to offer this to their customers also greatly enhances the services offered.

Newswire Services: As an added channel to distribute press releases to potential investors and current shareholders, we believe the bot fits the goals of any newswire service.

Transfer Agents: Transfer agents present a large distribution network of public companies looking for a way to increase their shareholder awareness and easily get info to potential investors.

“Following our dynamic engagement at the Planet MicroCap Showcase, we are poised to capitalize on numerous opportunities that align perfectly with our strategic vision. The interactions and insights gained from this event have not only reinforced our commitment to the AI Chatbot sector but have also opened new avenues for growth and innovation. We are excited to leverage these opportunities to further enhance our offerings and deliver exceptional value to our shareholders," says our CEO, Greg Lambrecht.

Looking Forward

Following our fruitful experiences at the Planet MicroCap Showcase, 1606 Corp. is more committed than ever to leveraging the insights gained and the relationships formed to enhance our strategies and services. We are excited about the future of and our continued role in shaping its landscape.

We are actively looking for companies to resale and use the new bot. Interested companies can try the bot at cbdw.ai and contact us below for more information.

About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI Chatbots . Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the IR industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI’s global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com.

Forward-Looking Statements

This press release includes statements that may be deemed to be “forward-looking statements” under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Specific forward-looking statements in this press release include, among others, statements regarding the expected trading of our shares on The Nasdaq Capital Market, the expected closing of the offering, and the intended use of the net proceeds of the offering. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially and adversely from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the prospectus included in the Registration Statement and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and 1606 Corp. does not undertake any duty to update any forward-looking statements except as may be required by law. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

For inquiries, please contact:

Greg Lambrecht, CEO

Phone: 602-503-3279

Email: greg@1606corp.com

Website: cbdw.ai

Austen Lambrecht, Vice President

Phone: 602-503-3279

Email: austen@1606corp.com

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